Exhibit 99
HILL-ROM REPORTS 22 PERCENT GROWTH IN ADJUSTED
EARNINGS PER SHARE FOR SECOND QUARTER
Company Raises 2010 Earnings Guidance
•	Revenue of $357 million grew 6 percent versus prior year

•	Adjusted earnings per share were $0.33 compared to $0.27 in the prior year, an increase of 22 percent

•	Reported diluted earnings per share were $0.38 compared to a loss per share of $7.44 in the prior year

•	Gross margin improved 260 basis points versus the prior year

•	Company updates annual guidance for fiscal year 2010: Constant Currency revenues are now expected to grow 4 to 7 percent and earnings are now expected to be between $1.33 to $1.43 per diluted share, excluding special items
BATESVILLE, Ind., May 4, 2010 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced strong financial results for its fiscal second quarter ended March 31, 2010 and updated its outlook for the full year. Net income of $24.2 million compares to a loss of $465.8 million, which reflected a $470 million non-cash intangible impairment charge recorded in the prior year. Earnings per diluted share of $0.38 compare to a loss of $7.44 per diluted share in the same period of the prior year. On an adjusted basis, earnings per diluted share of $0.33 increased 22.2 percent from $0.27 in the prior year. The improved financial performance was primarily the result of increased revenues and gross margin expansion. The second quarter results do not reflect any benefits associated with the restructuring announced in late March.
Hill-Rom’s total revenue of $357.1 million increased 5.9 percent compared to the second quarter of last year. On a constant currency basis, revenue increased 3.5 percent. Domestic sales increased 9.4 percent to $253.2 million, while international sales decreased 1.8 percent to $103.9 million. Excluding the impact of foreign currency, Hill-Rom’s international sales decreased 9.5 percent.
Management Comments
“We delivered another strong quarter with positive sales and earnings momentum across our portfolio,” stated John J. Greisch, President and CEO of Hill-Rom. “While we continue to see a challenging macro-economic environment, we are pleased with our ability to effectively execute against our plans and deliver solid margin expansion and earnings growth.”
Other second quarter revenue highlights regarding Hill-Rom business segments include:
•	North America Acute Care. North America Acute Care revenue grew $18.1 million, or 9.6 percent, to $206.7 million versus the prior year. Capital sales increased 13.5 percent, or $16.4 million, due primarily to higher sales volume of the company’s medical/surgical products. Rental revenue increased $1.7 million, or 2.5 percent.

•	International and Surgical. International and Surgical revenues decreased slightly by $0.6 million to $100.2 million. On a constant currency basis, revenues decreased 6.3 percent, primarily due to softness in Europe. As reported, capital sales declined 1.1 percent and rental revenue grew 3.0 percent.

•	North America Post-Acute Care. North America Post-Acute Care revenue grew 4.5 percent to $51.1 million. Capital sales increased 9.8 percent, while rental revenue grew 2.9 percent. Growth in this segment was primarily driven by respiratory and home care capital strength and extended care rentals.

Other Second Quarter Financial and Operational Highlights
•	Hill-Rom recorded initial sales for the Advanta™2 bed, a platform used in medical-surgical areas of hospitals and alternate care facilities. The new bed brings together ease of use with key safety features and the flexibility to use a variety of care surfaces as needed.

•	During the quarter, the company announced a restructuring action that included the elimination of approximately 160 positions throughout the company. This resulted in a special charge of $5 million, or $0.05 per diluted share, primarily related to severance and other benefits provided to affected employees. The restructuring action is anticipated to yield annualized savings of approximately $16 million.

•	During the quarter we finalized a settlement with the Internal Revenue Service on a long standing tax matter. The settlement resulted in a payment of $8.5 million and the recognition of income for previously unrecognized tax benefits of $6.5 million, or $0.10 per diluted share.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which will be filed later this week.
Financial Guidance Summary for 2010
The company updated full year 2010 financial guidance as follows. Hill-Rom now expects constant currency revenue growth of between 4 and 7 percent. This excludes an expected currency benefit of approximately 1 percent for the full year. The company is increasing adjusted earnings guidance to $1.33 to $1.43 per diluted share. This compares to the company’s previous guidance of $1.24 to $1.36 per share. Adjusted earnings guidance excludes the non-recurring items noted above related to the tax settlement and the special charge associated with the restructuring action. Cash flow from operations for the full year is expected to be approximately $150 million.
Hill-Rom Holdings, Inc. provides earnings per share results and guidance on an adjusted basis because the company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, undetermined special charges and the impact of significant litigation. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EST, 7:00 a.m. CST, on Wednesday, May 5, 2010. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=80384 and will be archived on the company’s website for those who are unable to listen to the live webcast. A replay of the call is also available through May 12, 2010 at 800-642-1687 (706-645-9291 International). Code 70430730 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, liquidity of auction rate securities, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed Annual Report on Form 10-K for the period ended September 30, 2009, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc.
Condensed Consolidated Statement of Earnings
Unaudited
(Dollars in millions except share and per share data)

			Q2 YTD	Q2 YTD
	Q2 2010	Q2 2009	2010	2009
Net revenues
Capital sales	$236.2	$219.6	$467.8	$455.6
Rental revenues	120.9	117.7	244.6	233.3

Total revenues	357.1	337.3	712.4	688.9
Cost of revenues
Cost of goods sold	134.4	133.2	264.9	279.7
Rental expenses	50.9	50.7	104.9	103.3

Total cost of revenues	185.3	183.9	369.8	383.0
Gross profit
Capital sales	101.8	86.4	202.9	175.9
Rental revenues	70.0	67.0	139.7	130.0

Total gross profit	171.8	153.4	342.6	305.9
As a percentage of sales	48.1%	45.5%	48.1%	44.4%

Research and development expenses	14.4	14.5	29.3	27.8
Selling and administrative expenses	120.8	113.6	242.4	229.8
Impairment of goodwill and other intangibles	—	470.0	—	470.0
Special charges	5.0	17.8	5.0	17.8

Operating profit (loss)	31.6	(462.5)	65.9	(439.5)

Other income/(expense), net	(1.9)	(1.5)	(3.5)	(3.5)

Income tax expense	5.2	1.8	18.0	8.6

Net income (loss)	24.5	(465.8)	44.4	(451.6)

Less: Net income attributable to noncontrolling interest	0.3	—	0.4	—

Net income (loss) attributable to common shareholders	$24.2	$(465.8)	$44.0	$(451.6)

Diluted earnings per share:
Earnings (loss) per share	$0.38	$(7.44)	$0.69	$(7.22)

Average common shares outstanding — diluted (thousands)	63,500	62,578	63,324	62,559

Dividends per common share	$0.1025	$0.1025	$0.2050	$0.2050

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc.
Revenues — Constant Currency
Unaudited
(Dollars in millions)

			Q2 2010		Constant
	Q2 2010	Y/Y Foreign	Constant	Q2 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$236.2	$6.8	$229.4	$219.6	4.5%
Rental revenues	120.9	1.3	119.6	117.7	1.6%

Total	$357.1	$8.1	$349.0	$337.3	3.5%

Acute Care	$206.7	$2.1	$204.6	$188.6	8.5%
Post-Acute Care	51.1	—	51.1	48.9	4.5%
International and Surgical	100.2	5.7	94.5	100.8	-6.3%
Eliminations	(0.9)	0.3	(1.2)	(1.0)	20.0%

Total	$357.1	$8.1	$349.0	$337.3	3.5%

			Q2 YTD 2010		Constant
	Q2 YTD 2010	Y/Y Foreign	Constant	Q2 YTD 2009	Currency
	Actual	Exchange	Currency	Actual	% Change

Capital sales	$467.8	$14.6	$453.2	$455.6	-0.5%
Rental revenues	244.6	3.1	241.5	233.3	3.5%

Total	$712.4	$17.7	$694.7	$688.9	0.8%

Acute Care	$404.6	$3.4	$401.2	$392.1	2.3%
Post-Acute Care	103.7	—	103.7	99.3	4.4%
International and Surgical	207.6	14.0	193.6	199.7	-3.1%
Eliminations	(3.5)	0.3	(3.8)	(2.2)	72.7%

Total	$712.4	$17.7	$694.7	$688.9	0.8%

Hill-Rom Holdings, Inc.
Reconciliation: Earnings Per Share
Unaudited
(Dollars in millions except per share data)

	Q2 2010			Q2 2009
		Income	Diluted		Income	Diluted
(Dollars in millions except per share data)	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

GAAP Earnings (Loss)	$29.7	$5.2	$0.38	$(464.0)	$1.8	$(7.44)
Adjustments:
Impairment of goodwill and other intangibles	—	—	—	470.0	—	7.51
Effect of Liko inventory valuation	—	—	—	1.0	0.3	0.01
Liko acquisition integration charges	—	—	—	0.8	0.3	0.01
Special charges	5.0	1.7	0.05	17.8	6.6	0.18
IRS settlement	—	6.5	(0.10)	—	—	—

Adjusted Earnings	$34.7	$13.4	$0.33	$25.6	$9.0	$0.27

	Q2 YTD 2010			Q2 YTD 2009
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

GAAP Earnings (Loss)	$62.4	$18.0	$0.69	$(443.0)	$8.6	$(7.22)
Adjustments:
Impairment of goodwill and other intangibles	—	—	—	470.0	—	7.51
Effect of Liko inventory valuation	—	—	—	2.9	0.8	0.03
Liko acquisition integration charges	—	—	—	1.1	0.4	0.01
Special charges	5.0	1.7	0.05	17.8	6.6	0.18
IRS settlement	—	6.5	(0.10)	—	—	—

Adjusted Earnings	$67.4	$26.2	$0.64	$48.8	$16.4	$0.52

Hill-Rom Holdings, Inc.
Condensed Consolidated Balance Sheets
Unaudited
(Dollars in millions)

	3/31/2010	9/30/2009	3/31/2009
Assets
Current Assets
Cash and cash equivalents	$135.2	$170.6	$84.6
Trade accounts receivable, net of allowances	345.2	346.6	326.3
Inventories	105.8	92.0	120.3
Other current assets	109.8	85.9	66.7

Total current assets	696.0	695.1	597.9

Equipment leased to others, net	144.6	154.8	163.3
Property, net	112.0	117.6	119.5
Goodwill	80.8	73.1	80.9
Other assets	186.6	192.0	210.1

Total Assets	$1,220.0	$1,232.6	$1,171.7

Liabilities
Current Liabilities
Trade accounts payable	$78.3	$81.3	$72.4
Short-term borrowings	57.1	102.2	125.9
Other current liabilities	164.9	160.8	157.3

Total current liabilities	300.3	344.3	355.6

Long-term debt	99.0	99.7	99.5
Other long-term liabilities	163.7	179.3	136.6

Total Liabilities	563.0	623.3	591.7

Noncontrolling interest	8.4	—	—

Shareholders’ Equity	648.6	609.3	580.0

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,220.0	$1,232.6	$1,171.7

Hill-Rom Holdings, Inc.
Consolidated Statements of Cash Flows
Unaudited
(Dollars in millions)

	Q2 YTD 2010	Q2 YTD 2009
Operating Activities
Net income (loss)	$44.4	$(451.6)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	49.5	50.9
Impairment of goodwill and other intangibles	—	470.0
Investment loss	0.1	0.1
Provision for deferred income taxes	(8.4)	(2.5)
Loss on disposal of property, equipment leased to others and intangible assets	1.8	2.0
Stock compensation	7.2	5.3
Tax settlement	(6.5)	—
Change in working capital excluding cash, current investments, current debt and acquisitions
Trade accounts receivable	3.9	79.2
Inventories	(13.4)	(4.5)
Other current assets	(22.4)	(8.6)
Trade accounts payable	(4.7)	(32.5)
Accrued expenses and other liabilities	1.8	(29.8)
Other, net	(4.2)	12.0

Net cash provided by operating activities	49.1	90.0

Investing Activities
Capital expenditures and purchase of intangibles	(27.5)	(29.6)
Proceeds on sales of property and equipment leased to others	1.0	1.4
Investment in/acquisitions of businesses, net of cash acquired	(7.1)	(187.2)
Proceeds on investment sales/maturities	5.0	1.3

Net cash used in investing activities	(28.6)	(214.1)

Financing Activities
Change in short-term debt	(0.2)	2.4
Payment on revolver	(45.0)	—
Payment of cash dividends	(12.9)	(12.8)
Proceeds on exercise of options	2.9	—
Proceeds from stock issuance	1.3	—
Treasury stock acquired	(1.0)	(0.6)

Net cash used in financing activities	(54.9)	(11.0)

Effect of exchange rate changes on cash	(1.0)	(2.0)

Total Cash Flows	(35.4)	(137.1)

Cash and Cash Equivalents:
At beginning of period	170.6	221.7

At end of period	$135.2	$84.6